Exhibit 10.1

VIA ELECTRONIC MAIL

To:

Mr. David O’Toole

29th August 2017

Dear David,

I am delighted to extend to you an offer of employment as Chief Financial Officer with Opiant Pharmaceuticals, Inc. (“Opiant” and/or the “Company”).

This employment offer is subject your successful completion of a background check conducted in accordance with applicable federal, state and local laws. Upon your acceptance of this employment offer, we will contact you to set up an appointment and provide you with the necessary forms and instructions. We will also provide you with an employment contract before your start date, which will include standard terms for executive officers of the Company.

As we discussed, the following details summarize the offer of employment:

This employment offer is for a full-time position with an annual base salary of $360,000.00 and a target bonus of 40% of annual base salary. The Company will also pay you a one-off payment of $45,000.00 within 30 days from your start date, which shall be repaid by you to the Company in the event you terminate your employment prior to the one year anniversary of your start date.

Subject to the approval of the Board at the next scheduled Board meeting, you will be granted under the Company’s equity compensation plan (the “Plan”) a stock option grant to purchase 150,000 shares of common stock of the Company (“Option”) and such Option shall vest and become exercisable over four (4) years from your hire date, provided you remain employed as an employee of the Company (or its Affiliate) through each vesting date. The Option will have an exercise price no less than the fair market value of a common stock of the Company on the date of grant, will be evidenced by a standard option agreement, and will be subject to the terms and conditions of that agreement and the Plan.

You will be eligible for participation in the company's health insurance plan and 401(k) plan.

Under the Immigration Reform and Control Act (IRCA), our company is required to verify the identity and work authorization of all newly hired employees. Therefore, if you accept this position, you will be required to complete a Form I-9 upon hire. Within three business days of beginning employment, you will need to supply acceptable documentation (as noted on the Form I-9) of your identity and work authorization.

We look forward to hearing from you.

Sincerely,

/s/ Dr. Roger Crystal

Roger Crystal

Chief Executive Officer

ACKNOWLEDGEMENT

I accept the above offer of employment and I understand that this company is an at-will employer, and that this means that the company or I may terminate the employment relationship at any time, for any reason, with or without cause or notice and in accordance with applicable law. No officer, employee, or representative of the company is authorized to enter into an agreement-express or implied-with me or any employee for employment for a specified period of time. Any agreement to employment for a specified period of time will be put into writing and signed by the president of the company.

Signature	Date

/s/ David O’Toole	August 29, 2017